Transaction Systems Architects, Inc.
224 South 108th Avenue
Omaha, Nebraska  68154


November 13, 2000


Ladies and Gentlemen,

We have provided tax advice to Transaction Systems Architects, Inc. ("TSA"), a Delaware corporation, in connection with the offer of 3,157,500 shares of TSA Common Stock issuable upon exchange or redemption of TSA Exchangeco Limited exchangeable shares, pursuant to a Registration Statement on Form S-3 (the "Registration Statement") filed with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933 on November 13, 2000. In connection therewith, we have participated in the preparation of the discussion set forth under the subcaption "United States Federal Income Tax Considerations
- Former MessagingDirect Shareholders Not Resident In, Or Citizens Of, The United States") (the "Discussion") in the Registration Statement. Capitalized terms used and not otherwise defined herein are used as defined in the Registration Statement.

The Discussion, subject to the qualifications stated therein, reflects our opinion as to the material United States Federal income tax considerations for a non-United States holder in regard to the receipt of shares of TSA common stock in exchange for a non-United States holder's TSA Exchangeco exchangeable shares and for a non-United States holder in regard to the sale of shares of TSA common stock. These considerations include the taxation of dividends received with respect to the TSA shares received on surrender of the exchangeable shares.

This opinion is furnished to you solely for your benefit and the benefit of the holders of the TSA Exchangeco exchangeable shares in connection with the filing of the Registration Statement and, except as set forth below, is not to be used, circulated, quoted or otherwise referred to for any other purpose or relied upon by any other person for any purpose without our prior written consent.

We hereby consent to the use of our name in the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement. However, this consent does not constitute an admission that we are "experts" within the meaning of such term as used in the Securities Act of 1933, or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

Arthur Andersen LLP